Riviera Hotel & Casino
                            2901 Las Vegas Blvd. So.
                            Las Vegas, NV 89109-1931

William L. Westerman
Chairman of the Board
Chief Executive Officer


March 31, 1998



R&E Gaming Corporation
P.O. Box 9660
Rancho Santa Fe, CA 92067

Attention:  Allen E. Paulson

Gentlemen:

In your letter to us, dated March 20, 1998, you assert that the Agreement and Plan of Merger between us ("Riviera"), dated as of September 15, 1998 (the "Riviera Merger Agreement") is void and unenforceable. Riviera rejects your claim that the Riviera Merger Agreement is void and unenforceable. Riviera also rejects as categorically false each of the alleged breaches cited in your letter.

All capitalized terms used herein have the same meanings as in the Riviera Merger Agreement.

Your repudiation of your obligations under the Riviera Merger Agreement as set forth in the March 20, 1998 letter constitutes a breach of your obligations under the Riviera Merger Agreement.

Your failure to pay the March 15 Additional Consideration as contemplated by
Section 1.98(a) of the Riviera Merger Agreement also constitutes a breach of the Riviera Merger Agreement.

You have breached your obligations under Sections 3.4 and 3.6 of the Riviera Merger Agreement in that the information you supplied for inclusion in Riviera's proxy material concerning fee arrangements with Jefferies & Company, Inc. was inaccurate in a material respect.

Furthermore, under Section 4.7 of the Riviera Merger Agreement you should have advised Riviera of your claim that Riviera breached an obligation to you with respect to Jefferies since your representatives were aware of the Jefferies fee arrangements described in the Riviera proxy

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R&E Gaming Corporation
March 31, 1998
Page 2


material for at least three and a half months (and perhaps a longer period), prior to the mailing to Riviera stockholders on January 14, 1998 of the definitive proxy material with respect to the Riviera Merger. Instead, you chose to assert this as a breach by Riviera after "Paulson had lost his appetite" to acquire Riviera.

You have breached your obligation under Section 3.7 of the Agreement; you have ignored our repeated requests for information as to your financial capacity and it is clear that on the Closing Date, scheduled for no later than April 1, 1998, you will not have cash or immediately available funds in an amount not less than the sum of (i) the aggregate amount of Merger consideration to be paid under the Agreement and (ii) the aggregate amount to be paid at the Effective Time pursuant to Section 1.10 of the Agreement.

You have breached your obligations under Section 3.2(b) and 4.4 of the Riviera Merger Agreement. You have not obtained all necessary Gaming approvals required by the Gaming Authorities. Your filings with the Gaming Authorities are incomplete and contain inaccurate information, including that related to your obligations vis-a'-vis Elsinore Corporation and its stockholders.

Under Section 6.2(c) of the Riviera Merger Agreement, Mr. Allen E. Paulson has not lived up to his obligation to pursue vigorously and give complete and prompt attention to requests of Gaming Authorities for information and has done, or failed to have done, things which have delayed receipt of all necessary Gaming Authorities' approvals.

All of the foregoing entitle Riviera to terminate the Riviera Merger Agreement pursuant to Section 6.1(e)(i) and (ii) of the Riviera Merger Agreement and under
Section 6.1(c) of the Riviera Merger Agreement since it is clear from your repudiation and notice of intent to terminate that you do not intend to close by April 1, 1998 (although Riviera remains ready, willing, and able to do so).

RIVIERA HOLDINGS CORPORATION



By:/s/ William L. Westerman
   ------------------------------
   William L. Westerman, Chairman

cc:      Skadden, Arps, Slate, Meagher & Flom LLP
         300 South Grand Avenue, Suite 3400
         Los Angeles, CA  90071
         Fax:  (213) 687-5600
         Brian J. McCarthy, Esq.